EXHIBIT 99.1

News Release

For Immediate Release

Contact:

John G. Heindel

Chairman, President and Chief Executive Officer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2009 RESULTS

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Third-quarter 2009 net income of $0.3 million

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First quarter of net income since March 31, 2001

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Third-quarter 2009 quarter-over-quarter revenue growth of $3.1 million reflects a 30 percent increase

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Third-quarter 2009 year-over-year revenue growth of $1.0 million reflects an 8 percent increase

GALION, Ohio, November 4, 2009 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the third quarter ended September 30, 2009.

PECO II reported net sales of $13.0 million in the third quarter of 2009. This compares with $9.9 million in the second quarter of 2009, a 30.4 percent quarter-over-quarter increase, and $12.0 million in the third quarter of 2008, an 8.2 percent year-over-year increase. The Company reported net income of $0.3 million, or $0.10 per diluted share, for the third quarter of 2009, compared with a net loss of $0.2 million, or $0.08 per diluted share, for the second quarter of 2009 and a net loss of $1.2 million, or $0.44 per diluted share, for the third quarter of 2008.

Net income of $0.3 million for the third quarter of 2009 – the Company’s first quarterly net income since the first quarter of 2001 – was primarily the result of the Company’s profitable growth in its services business from its engineering and installation capabilities. The services improvements were offset by an excess inventory charge of $0.6 million for raw materials. This excess inventory was primarily the result of changes in buying patterns by customers as a result of the mergers that have occurred amongst the Company’s current customers in 2009, resulting in a shift in types of power systems being purchased.

EBITDA was a positive $0.7 million in the third quarter of 2009, compared with a negative EBITDA of $0.7 million for the third quarter of 2008. EBITDA for the nine months ending September 30, 2009, was a negative $0.2 million, compared with a negative EBITDA of $2.3 million for the corresponding period in 2008. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

PECO II, Inc. Third-quarter 2009 Results/2

PECO II CEO John Heindel stated, “Achieving net income in the third quarter of 2009 represents a major milestone in PECO II’s journey to being a world-class industry vendor. Further, the third quarter is the Company’s second consecutive quarter of positive EBITDA performance. These financial results can be attributed to the Company’s efforts over the past few periods to focus on improving the processes that are key to delivering quality products and services to customers.”

Cash used for operating activities for the nine months ended September 30, 2009, was $0.5 million. This was primarily from the year-to-date net loss and an increase in working capital to support the increased business from the Company’s engineering and installation services, offset by non-cash charges.

Bookings for the third quarter of 2009 increased by 31.8 percent compared with the third quarter of 2008, resulting in a sales backlog of $9.3 million. The increase was driven by strong customer orders for the Company’s engineering and installation services. The third-quarter backlog was a 28.9 percent increase from the $7.2 million backlog at the end of the second quarter of 2009. The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods. For the third quarter of 2009, the ratio was 1.16 to 1.

“These results have been achieved in very challenging economic times.” said Heindel. “Dramatic growth in our services business, particularly engineering and installation activities, has offset a slowing in the product business, which we believe is the result of the various mergers and acquisitions that have occurred in 2009 among our customers, resulting in a delay in purchases. We do not believe PECO II has lost any market share through this period in its product business and that it has, in fact, dramatically taken market share from its competition in its services business.”

For the third quarter of 2009, product revenues fell 2.1 percent quarter over quarter and 28.7 percent year over year, Heindel said. At the same time, services revenues grew 90.4 percent quarter over quarter and 112.5 percent year over year, with services market share gains realized in the large Tier I and Tier II customer market segments.

Heindel added, “Gross margins of 20.1 percent, or $2.6 million, in the third quarter were positively impacted by services gross margins for the third quarter 2009, which increased by $0.9 million, as compared with the second quarter of 2009, and increased by $1.3 million from the third quarter of 2008.”

The services gross margin improvement was driven by the dramatic revenue growth noted above, he said. The overall gross margin improvement was negatively impacted by the write-off of inventory totaling $0.6 million, also noted above. Product gross margin for the third quarter 2009 decreased by $0.7 million, as compared with the second quarter of 2009, and $0.4 million compared with the third quarter of 2008. This reduction was driven primarily by the inventory write-off mentioned previously, he added.

PECO II, Inc. Third-quarter 2009 Results/3

Third-quarter 2009 operating expenses of $2.3 million were $0.3 million less than the second quarter of 2009 and $0.7 million less than the third quarter of 2008. The reduction versus the second quarter of 2009, was primarily attributed to severance pay awarded in the second quarter of 2009 for departing executives. Year-over-year reductions were primarily attributed to cost-reduction actions taken in prior periods as the Company dealt with the macroeconomic environment.

During the third quarter of 2009, the Company completed development of its next-generation BDFB DC distribution platform. Heindel said customers have signaled positive feedback on this product platform, and in fact, product awards have been received since September 30, 2009.

Other customer highlights include:

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The Company’s first win with a new customer for battery backup cabinets

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Two major Tier II service providers placing their first orders for the Company’s small power product line

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Sixteen new account wins as a result of the Company’s growing focus on Tier III and independent service providers

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A contract to provide network monitoring for a service provider's network and

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A major new win with the U.S. government for the Company’s small and mid-sized products

Heindel further noted, “The past two quarters’ financial results reflect the start of the Company accruing the financial benefit coming from its focus on world-class operational performance. Through these challenging times, the Company has maintained its focus on the customer, and all of its employees are constantly targeting serving the customer better than anyone else in the industry. Leveraging this employee focus with the Company’s industry-leading responsiveness capability and its new technology platforms provides our customers with another reason to rely on PECO II for their power requirements. This focus has led to dramatically improved operational performance and is the basis for the market share gains the Company continues to realize.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. Third-quarter 2009 Results/4

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales:
Product	$6,299	$8,834	$18,154	$24,629
Services	6,650	3,129	12,205	7,402
	12,949	11,963	30,359	32,031
Cost of sales (exclusive of depreciation and amortization):
Product	5,517	7,620	15,155	20,910
Services	4,827	2,556	9,170	6,066
	10,344	10,176	24,325	26,976

Gross margin	2,605	1,787	6,034	5,055

Operating expenses:
Depreciation and amortization	363	379	1,104	1,142
Research, development and engineering	416	610	1,350	1,897
Selling, general and administrative	1,540	2,040	5,150	5,976
	2,319	3,029	7,604	9,015
Income (loss) from operations	286	(1,242)	(1,570)	(3,960)
Interest income, net	7	37	24	143
Income (loss) before income taxes	293	(1,205)	(1,546)	(3,817)
Income tax expense	(10)	(9)	(28)	(19)
Net income (loss)	$283	$(1,214)	$(1,574)	$(3,836)
Net income (loss) per common share:
Basic and diluted	$0.10	$(0.44)	$(0.55)	$(1.39)
Weighted average common shares outstanding:
Basic and diluted	2,851	2,765	2,851	2,756

PECO II, Inc. Third-quarter 2009 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	September 30, 2009	December 31, 2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$4,190	$5,814
Accounts receivable, net	4,319	4,366
Inventories, net	5,977	8,533
Cost and earnings in excess of billings on uncompleted contracts	3,795	622
Prepaid expenses and other current assets	155	267
Assets held for sale	5	28
Restricted cash	1,620	834
Total current assets	20,061	20,464
Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,628	4,628
Machinery and equipment	3,028	2,895
Furniture and fixtures	5,538	5,518
	13,389	13,236
Less-accumulated depreciation:	(10,378)	(10,109)
Property and equipment, net	3,011	3,127
Other assets:
Idle facility	800	800
Intangibles, net	1,944	2,748
Total assets	$25,816	$27,139

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings under line of credit	$1,620	$834
Bank overdrafts	—	994
Accounts payable	3,235	3,387
Billings in excess of cost and estimated earnings on uncompleted contracts	282	235
Accrued compensation expense	1,217	923
Accrued income taxes	51	56
Other accrued expenses	1,711	1,633
Total current liabilities	8,116	8,062

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 2,850,860 and 2,816,527 shares issued at September 30, 2009 and December 31, 2008, respectively	3,616	3,573
Additional paid-in capital	122,055	121,901
Accumulated deficit	(107,971)	(106,397)
Total shareholders’ equity	17,700	19,077
Total liabilities and shareholders’ equity	$25,816	$27,139

PECO II, Inc. Third-quarter 2009 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2009	2008	2009	2008
2009 and 2008 EBITDA Breakdown
Net income (loss) per GAAP	$283	$(1,214)	$(1,574)	$(3,836)
Interest expense	$4	$5	$15	$11
Taxes	$11	$9	$29	$19
Depreciation/ amortization	$363	$379	$1,104	$1,142
Non-cash stock-based compensation	$85	$150	$196	$329
EBITDA	$746	$(671)	$(230)	$(2,335)